Exhibit 99.1
NEWS RELEASE

The Andersons, Inc. to Acquire Harvestone Low Carbon Partners, Expanding Ethanol Production Capacity and Low-Carbon Fuels Capabilities

Expands The Andersons’ Renewables platform by more than 40%, adding approximately 215 million gallons of annual ethanol production

Adds a differentiated low-carbon ethanol platform strategically positioned to serve premium markets and complement The Andersons’ existing network

Transaction expected to be immediately accretive to earnings per share and cash flows

MAUMEE, OHIO, November 4, 2026 - The Andersons, Inc. (Nasdaq: ANDE) today announced that it has entered into a definitive agreement to acquire Harvestone Low Carbon Partners (HLCP), an industry leader in low-carbon ethanol that owns and operates three ethanol production facilities in North Dakota and Indiana from Energy Capital Partners (ECP), for $915 million. Approximately half of the purchase price is attributed to expected 45Z and 45Q tax credit cash flows, with the remainder to the underlying base ethanol operations and additional low-carbon opportunities. Upon closing, The Andersons’ (the Company) combined ethanol production platform will have approximately 730 million gallons of annual capacity. The purchase price includes a normalized level of working capital. The transaction is subject to customary adjustments and closing conditions.

HLCP has a demonstrated track record of innovation in renewable fuels, including the development and commercialization of vertically integrated carbon capture and sequestration (CCS) capabilities. Its facilities are strategically positioned to serve low-carbon fuel markets, supported by established customer relationships. Its operating CCS infrastructure reduces the carbon intensity of ethanol production and enables the business to capture value through low-carbon fuel markets and applicable tax incentives, with additional benefits anticipated from projects under development.

“Our Renewables strategy is centered on expanding our low-carbon production platform through disciplined investments and capturing the growing value of renewable fuels,” said Bill Krueger, President and Chief Executive Officer of The Andersons. “We have been evaluating ethanol plant acquisition opportunities for several years, and HLCP is exactly what we have been looking for. Its production economics, established low-carbon ethanol capabilities, and strategically advantaged locations complement our existing network and together represent a combination that is difficult to replicate. We believe this acquisition strengthens our Renewables business and creates a differentiated platform for profitable growth and attractive long-term returns for our shareholders. We look forward to welcoming the HLCP team to The Andersons.”

Exhibit 99.1
“We believe The Andersons is the right home for HLCP,” said Jeff Zueger, CEO of HLCP. “Our organizations share a strong commitment to our employees, our communities and the customers we serve, and we see a strong cultural fit between our teams. We’re excited about what we can accomplish together.”

Compelling Strategic Benefits

•Expands production scale and geographic reach: Adds three established ethanol production facilities in complementary agricultural regions, including two in North Dakota that extend The Andersons' presence in the Western Corn Belt and one in Indiana that complements the Company’s Eastern Corn Belt operations. The facilities benefit from favorable corn procurement economics and established logistics infrastructure, with the North Dakota assets well positioned to serve low-carbon fuel markets.
•Adds differentiated, established low-carbon production capabilities: Brings operating CCS infrastructure and expertise, placing The Andersons among a very limited number of U.S. ethanol producers with demonstrated Class VI CO2 injection capabilities. These operating assets represent a meaningful competitive advantage in an industry where much of the planned carbon sequestration capacity remains in development.
•Increases access to premium low-carbon fuel markets: Lower-carbon ethanol can command premium pricing, demonstrating HLCP’s ability to commercialize its low-carbon production and capture value beyond conventional ethanol margins.
•Leverages The Andersons’ integrated business model: The Company’s grain origination, merchandising, and logistics capabilities complement HLCP’s operations, creating synergistic opportunities to strengthen feedstock procurement, capture greater value from ethanol and co-products (DDGS and distillers corn oil), and enhance supply chain efficiency. Potential benefits include implementing best practices from both companies, the ability to maximize customer relationships across the combined fleet of plants, and implementation of the Company’s Regenerative Ag programs.

Transaction Details

The transaction is expected to be financed through a combination of approximately $300 million in borrowings under The Andersons’ existing revolving credit facility and $615 million in additional long-term debt. Committed financing was provided by U.S. Bank National Association and Farm Credit Mid-America, PCA.

The Company expects to maintain a strong balance sheet following the transaction, with pro forma long-term debt-to-EBITDA projected to remain below the Company’s stated target of less than 2.5x. HLCP is expected to generate substantial cash flow with its industry-leading low-carbon ethanol production, along with generation of 45Z and 45Q tax credits. Anticipated immediate accretion from the transaction and cash flow generation from the combined business is expected to support financial flexibility and allow The

Exhibit 99.1
Andersons’ to maintain its established capital allocation priorities, including investments in growth and returns to shareholders.

The Company expects the transaction to close in the fourth quarter of 2026 or early in the first quarter of 2027, subject to required regulatory approvals and other customary closing conditions.

Advisors

Goldman Sachs & Co. LLC served as exclusive financial advisor and Polsinelli PC served as legal advisor to The Andersons, Inc. on the transaction.

Conference Call

The company will discuss this transaction at its quarterly earnings webcast on Wednesday, November 4, 2026, at 8:30 a.m. ET. To access the call, please dial 888-317-6003 or 412-317-6061 (elite entry number is 9510864). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: https://app.webinar.net/ A7ab67dYrPw and submit the requested information as directed. A replay of the call can also be accessed under the heading "Investors" on the company’s website at www.andersonsinc.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, geopolitical risk, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Company Description
The Andersons, Inc., is a diversified company rooted in agriculture that conducts business in the agribusiness and renewables sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.

Investor Relations Contact
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
E-mail: investorrelations@andersonsinc.com